EXHIBIT 3.1
                                                                     -----------

           SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                         LOCATEPLUS HOLDINGS CORPORATION

  (ORIGINALLY INCORPORATED JUNE 11, 1999 IN THE NAME OF "LOCATEPLUS.COM, INC."
         AND SUBSEQUENTLY AMENDED, INTER ALIA, TO CHANGE THE NAME OF THE CORPORATION TO "LOCATEPLUS HOLDINGS CORPORATION" PURSUANT TO A
             RESOLUTION OF THE BOARD OF DIRECTORS ON JUNE 21, 2001)

                                      * * *

               (ADOPTED PURSUANT TO SS.SS.242, 245 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE)

                                      * * *

FIRST: The name of the Corporation is LocatePLUS Holdings Corporation (the "Corporation").

SECOND: The registered office of the Corporation in the State of Delaware is 1201 Market Street, Suite 1600, Wilmington, New Castle County, Delaware 19801. The registered agent at such address is PHS Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Four Hundred Million (400,000,000) shares consisting of One Hundred Fifty Million (150,000,000) shares of Class A Voting Common Stock with a par value of $0.01 per share (the "Class A Voting Common Stock"), and Two Hundred Fifty Million (250,000,000) shares of Class B Non-voting Common Stock with a par value of $0.01 per share (the "Class B Non-voting Common Stock"). The Class A Voting Common Stock will vote on the basis of one vote per share on all matters to be voted on by the Corporation's stockholders. The Class B Non-voting Common Stock will be identical to the Class A Voting Common Stock except that it will have no voting rights on any matter.

FIFTH: Without any other action on the part of the Corporation or any other person, on January 24, 2000 (the "Filing Date"), on which a Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware, every share of Class A Voting Common Stock then outstanding was automatically converted into 5 shares of Class A Voting Common Stock. Following the Filing Date, (I) new stock certificates representing four shares of Class A Common Stock for every one share of Class A Voting Common Stock held by the Corporation's stockholders of record as of the Filing Date (the "Stockholders") were issued to the Stockholders by the Corporation and
         (II) all of the stock certificates representing outstanding shares of Class A Voting Common Stock immediately prior to the Filing Date were recognized as evidencing outstanding Class A Voting Common Stock.

SIXTH:   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:
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         SECTION 1.  The business and affairs of the Corporation will be managed by or under the directions of a Board of Directors.

         SECTION 2. The Directors will have the power to make, amend, or repeal the By-laws of the Corporation.

         SECTION 3. The number of Directors will be as from time to time fixed by, or determined in the manner provided in, the By-laws of the Corporation. Election of Directors need not be by written ballot unless the By-laws so provide.

         SECTION 4. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, this Certificate of Incorporation, and any By-laws; PROVIDED, HOWEVER, that no By-laws hereafter adopted shall invalidate any prior act of the Directors which would have been valid if such By-laws had not been adopted.

         SECTION 5. The election of the directors of the Corporation need not be by written ballot unless the bylaws of the Corporation shall so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders,
         (II) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (III) under
         Section 174 of the General Corporation Law of the State of Delaware, or
         (IV) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, each person that such Sections grant the Corporation the power to indemnify.

EIGHTH: The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner prescribed by statute and consistent with the By-laws of the Corporation, and all rights conferred upon stockholders herein are granted subject to this reservation.


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         I, THE UNDERSIGNED, being duly authorized, do hereby make this Second
Amended and Restated Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on March 19, 2002.



                                                 By: /s/ Jon R. Latorella
                                                     ---------------------------
                                                     Jon R. Latorella, President












































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